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                                                                    Exhibit 99.1


FOR MORE INFORMATION:
Tracey Frederickson                        Sam Perkins
Sterling Hager, Inc. for S1 Corporation    Investor Relations for S1 Corporation
617-926-6665 ext. 327                      404-812-6200
tfrederickson@sterlinghager.com            sam.perkins@s1.com


                   S1 CORPORATION APPOINTS JAIME ELLERTSON
                        AS NEW CHIEF EXECUTIVE OFFICER

        -- FORMER CEO OF INTERLEAF AND RECENT GM OF STRATEGIC OPERATIONS
                           FOR BROADVISION JOINS S1 --


ATLANTA, GA. -- NOVEMBER 27, 2000 -- S1 Corporation (Nasdaq: SONE), the leading provider of eFinance solutions and services, today announced the appointment of Jaime W. Ellertson, former CEO of Interleaf (Nasdaq: LEAF) and recent executive vice president and general manager of worldwide strategic operations for BroadVision (Nasdaq: BVSN), as the Company's new chief executive officer. Ellertson's appointment will become effective immediately. James "Chip" S. Mahan III, founder and current CEO of S1, will become chairman of the board of directors for the Company. Michel Akkermans has resigned his position as chairman but remains on the board of S1.

       "During the past five years, we have taken the company from being the world's first Internet bank to the world's largest provider of integrated eFinance solutions. Today, leading financial service providers worldwide are leveraging our products and services to create and manage unique customer experiences across multiple delivery channels," said Mahan. "We know that Jaime's proven track record will cement S1's opportunity to take this organization to the next level, ultimately benefiting our customers, partners, shareholders and employees."

       As chairman of the board, Mahan will continue to play an active role in defining the Company's long-term vision and strategic direction through its


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corporate development initiatives. Mahan will also continue to leverage his strong industry relationships and unparalleled business acumen to provide the vision and direction for the benefit of the company.

       Ellertson brings 20 years of experience in leading high-growth software companies in demanding markets and managing their corporate operations toward long-term success. In his role at BroadVision, Ellertson was responsible for driving the company's strategic corporate development initiatives, which contributed to the company's rapid growth in calendar 2000. Ellertson's other successes include his role as chairman and CEO of Interleaf where over three years, he grew the company from a mature provider of publishing software into the leading provider of XML capabilities to the financial, technology and manufacturing market segments. Ellertson's tenure at Interleaf culminated with its successful merger with BroadVision in April 2000, where he accepted his current position as general manager of worldwide strategic operations.

       Additional chief executive assignments for Ellertson include founder and CEO of Purview Technologies, Inc., an Internet software company that specialized in network monitoring and management technology; CEO of Tartan, Inc. a leading digital signal processor software provider; and, founder and CEO of Openware Technologies, a software tools and services firm. Throughout his various roles, Ellertson has consistently demonstrated his ability to focus organizations on executing their corporate and product strategies to drive increased revenue and superior returns for shareholders.

       "Chip and his team have amassed tremendous talent and technology that uniquely position S1 to capitalize on the growing demand for enterprise-wide eFinance solutions," said Ellertson. "I am excited about the opportunity to join the company that pioneered the Internet banking space and is currently leading this industry into the rapidly emerging next generation of eFinance. Particularly appealing to me is the chance to lead S1 in its delivery of the first comprehensive enterprise-wide eFinance solution, which enables financial service providers to


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maximize revenue opportunities, retain their most valuable customers and create sustainable competitive advantage."

ABOUT S1 CORPORATION

       S1 (Nasdaq: SONE), the pioneer of Internet banking, is a leading global provider of innovative eFinance solutions and services that are centered on banking, brokerage and insurance. S1 is enabling financial service providers to create a complete Enterprise eFinance Experience(TM) by delivering the tools necessary to meet the evolving demands of their customers across various lines of businesses, market segments and delivery channels. Through its Open eFinance Architecture(TM), S1 offers a broad range of applications that empower financial institutions to increase revenue, strengthen customer relationships and gain competitive advantage. Additionally, through the Company's professional services organization, S1 applications can be implemented in-house or hosted in an S1 Data Center. Additional information about S1 is available at http://www.s1.com.

FORWARD-LOOKING STATEMENTS

This press release includes statements and other matters which are forward-looking and subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations. The statements contained in this release that are forward-looking are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include, but are in no way limited to:

- the possibility that the anticipated benefits from our acquisition transactions will not be fully realized;
- the possibility that costs or difficulties related to our integration of acquisitions will be greater than expected;
- our dependence on the timely development, introduction and customers acceptance of new Internet services;
- rapidly changing technology and shifting demand requirements and Internet usage patterns;
- other risks and uncertainties, including the impact of competitive services, products and prices, the unsettled conditions in the Internet and other high-technology industries and the ability to attract and retain key personnel; and
- other risk factors as may be detailed from time to time in our public announcements and filings with the SEC, including the Company's annual report on Form 10-K for the year ended December 31, 1999.

In addition, nothing in the press release should be viewed as an update or comment on earlier forward-looking statements provided by S1 Corporation. As noted above,


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because actual results, performance or developments may differ materially from forward-looking statements, S1 will not update such statements over the course of future periods, except in the course of our reports under applicable laws.